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                                                                    EXHIBIT 99.1


FOR FURTHER INFORMATION:

AT THE COMPANY:
Jeffrey P. Jorissen
Chief Financial Officer
(248) 932-3100

FOR IMMEDIATE RELEASE
APRIL 11, 2003

                     SUN COMMUNITIES ISSUES $150 MILLION OF
                             SENIOR UNSECURED NOTES

FARMINGTON HILLS, MI, APRIL 11, 2003 - SUN COMMUNITIES, INC. (NYSE: SUI), a real estate investment trust (REIT) that owns and operates manufactured housing communities, today announced that Sun Communities Operating Limited Partnership has successfully placed $150 million of 5.75% senior unsecured notes due April 15, 2010. Total proceeds to the Company, net of underwriting fees and other expenses, will be approximately $148 million. The Company expects to use the proceeds to repay $85 million of senior unsecured notes due May 1, 2003, to repay a $48 million term loan due April 30, 2003 and to pay down borrowings under its existing line of credit facility.

These notes were issued in a private placement and resold in reliance upon an exemption from registration provided by Rule 144A of the Securities Act of 1933. The notes will not be, and have not been, registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. In connection with the issuance of these notes, the Company agreed to file a registration statement with the Securities and Exchange Commission enabling the holders of the notes to exchange the privately placed notes for publicly traded notes.

The Company maintains relationships with Moody's Investor Service and Standard & Poor's which evaluate and rate our offering of unsecured notes as Baa2 and BBB, respectively. (Please note that a rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating organization.)

Sun Communities currently owns and operates a portfolio of 129 communities mainly in the Midwest and Southeast United States. The Company's properties are comprised of over 44,100 developed sites and approximately 7,475 additional sites available for development.





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Page Two
April 11, 2003


FORWARD LOOKING STATEMENTS:
This press release contains various "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements will be subject to the safe harbors created thereby. These forward-looking statements reflect the Company's current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These risks and uncertainties may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward looking statements. Such risks and uncertainties include the ability of manufactured home buyers to obtain financing, the level of repossessions by manufactured home lenders and those referenced under the headings entitled "Factors That May Affect Future Results" or "Risk Factors" contained in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward-looking statements made herein to reflect changes in the Company's expectations of future events.

                FOR MORE INFORMATION ABOUT SUN COMMUNITIES, INC.
                   VISIT OUR WEBSITE AT WWW.SUNCOMMUNITIES.COM